                                                                      EXHIBIT 12


            [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]



                                December 21, 1998



AIM Funds Group                                      AIM Investment Portfolios
11 Greenway Plaza                                    11 Greenway Plaza
Suite 100                                            Suite 100
Houston, TX   77046-1173                             Houston, TX   77046-1173


                  RE:      FEDERAL INCOME TAX CONSEQUENCES OF
                           ACQUISITION BY AIM MONEY MARKET FUND
                           OF AIM DOLLAR FUND

Ladies and Gentlemen:

         You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property, assets, and goodwill of AIM Dollar Fund ("Dollar Fund"), an investment portfolio of AIM Investment Portfolios ("AIP"), a Delaware business trust, to AIM Money Market Fund ("Money Market Fund"), an investment portfolio of AIM Funds Group ("AFG"), a Delaware business trust, in exchange solely for shares of the voting common stock of the Money Market Fund ("Money Market Fund Shares"), issued by Money Market Fund directly to Dollar Fund Shareholders, and the dissolution of AIP, all pursuant to the Agreement and Plan of Reorganization dated as of September 23, 1998 between AIP, AFG and A I M Advisors, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

         For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AFG on September 18, 1998 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our

AIM Funds Group
AIM Investment Portfolios
December 21, 1998
Page 2


examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

         In rendering this opinion, we are relying upon the representations and warranties made by AIP and AFG in the Agreement as well as on letters of representation of even date that we have received from the officers of AFG and AIP, copies of which are attached as Exhibits A and B hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge", "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

         Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

         i. The completion of the Reorganization, as set forth and provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Dollar Fund and Money Market Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

         ii. In accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by Dollar Fund upon the transfer of its assets to Money Market Fund solely in exchange for the issuance of Money Market Fund Shares in the Reorganization, and Money Market Fund's assumption of Dollar Fund's liabilities or on the distribution of such Money Market Fund Shares to Dollar Fund Shareholders.

         iii. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Money Market Fund upon the receipt of the assets of Dollar Fund in exchange for Money Market Fund Shares issued directly to Dollar Fund Shareholders in the Reorganization.

AIM Funds Group
AIM Investment Portfolios
December 21, 1998
Page 3


         iv. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by any Dollar Fund Shareholder to the extent such Dollar Fund shareholder receives Money Market Fund Shares in exchange for Dollar Fund Shares.

         v. In accordance with Section 362(b) of the Code, the basis to Money Market Fund of the assets of Dollar Fund acquired in connection with the Reorganization will, in each instance, be the same as the basis of such assets in the hands of Dollar Fund immediately prior to the Effective Time.

         vi. In accordance with Section 358(a) of the Code, the basis of Money Market Fund Shares received by a Dollar Fund Shareholder in connection with the Reorganization will, in the aggregate, be the same as the basis, in the aggregate, of Dollar Fund Shares surrendered by Dollar Fund Shareholder in exchange therefor.

         vii. In accordance with Section 1223(2) of the Code, the holding period of the assets received by Money Market Fund in the Reorganization will be determined by including the period for which such assets were held by Dollar Fund.

         viii. In accordance with Section 1223(1) of the Code, the holding period of Money Market Fund Shares received by a Dollar Fund Shareholder in the Reorganization will be determined by including such Dollar Fund Shareholder's holding period for Dollar Fund Shares exchanged therefor, provided that Dollar Fund Shares were held by such Dollar Fund Shareholder as capital assets.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Dollar Fund Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Dollar Fund Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

                  Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively.

AIM Funds Group
AIM Investment Portfolios
December 21, 1998
Page 4

We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

         If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

         Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                      Sincerely,


                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP